Exhibit 4.4
English translation of
PURCHASE AND SALE
AGREEMENT OF SHARES
in the companies
GALIAN 2002, S.L.
and
GD 21, S.L.
By and Among
Mr. JOSÉ LUIS GALÍ PÉREZ
Ms. CARMEN PARDO BARRIO
Mr. MANUEL GALÁN PÉREZ
Ms. OLGA DALMAU REIG
Ms. ROCÍO GALÁN DALMAU
Ms. MARTA GALÁN DALMAU
as Sellers
and
TELVENT OUTSOURCING, S.A.
as the Buyer
DLA Piper
Paseo de la Castellana, 35
28046 Madrid, Spain
Tel: +34913191212
Fax: +34913191940

ANNEXES

Annex 5.1	Sellers Statements and Guarantees

Annex 6.1	Buyer’s Statements and Guarantees

Annex 7.8	Unavailable Deposit Models

PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT is entered into this 22nd day of October 2007 (hereinafter referred to as the “Date of Execution”) BY AND AMONG:
(A)	Mr. JOSÉ LUIS GALÍ PÉREZ, of legal age, married under a separation of estate scheme, domiciled in [***], holder of National Identity Card number [***] and acting on his own behalf, as well as on behalf of Ms. CARMEN PARDO BARRIO of legal age, married under a separation of estate scheme, domiciled in [***], holder of National Identity Card number [***], as justified by means of a general power of attorney executed on November 15, 2002 before the Barcelona Notary Public Mr. Ignacio Ramos Covarrubias with the number 4,500 of his protocol files:

(B)	Mr. MANUEL GALÁN PÉREZ, of legal age, married under a separation of estate scheme, domiciled in [***] and holder of National Identity Card Number [***] and acting on his own behalf, as well as on behalf of:
(i)	Ms. OLGA DALMAU REIG, of legal age, married under a separation of estate scheme, domiciled in [***] and holder of National Identity Card number [***];

(ii)	Ms. MARTA GALÁN DALMAU, a minor, single, domiciled in [***] and holder of National Identity Card number [***], represented by her parents by virtue of the legal representation they hold prior to obtaining the relevant court authorization;

(iii)	Ms. ROCÍO GALÁN DALMAU, a minor, single, domiciled in [***] and holder of National Identity Card number [***], represented by her parents by virtue of the legal representation they hold prior to obtaining the relevant court authorization.
Mr. José Luis Galí Pérez, Ms. Carmen Pardo Barrio, Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Rocío Galán Dalmau and Ms. Marta Galán Dalmau shall hereinafter be jointly referred to as the “Sellers.”

(C)	GALIAN 2002, S.L. a Spanish corporation with registered address in Barcelona at Calle Josep Bertrand, 17 — 5º, 2º, registered in the Barcelona Companies Register in Volume 34,459, Folio 128, Section 8, Sheet B-247372, Entry 1, with Tax Information Number B-62835053 (hereinafter referred to as “Galian 2002”) and represented in this act by Mr. José Luis Galí Pérez in his capacity as the company’s joint and several Sole Administrator.

(D)	GD 21, S.L. a Spanish corporation with registered address in San Sebastián de los Reyes at calle Guadalix, nº 10, Urbanización Ciudalcampo, registered in the Madrid Companies Register in Volume 19508, Folio 25, Section 8, Sheet M-342562, Entry 1, with Tax Information Number B-

83834309 (hereinafter referred to as “GD 21”) and represented in this act by Mr. Manuel Galán Pérez in his capacity as the company’s joint and several Sole Administrator.
Galian 2002 and GD 21 shall hereinafter be jointly referred to as the “Holding Companies.”
AND:
(E)	TELVENT OUTSOURCING, S.A., a Spanish corporation with registered address in Seville at Calle Tamarguillo, 29, registered in the Seville Companies Register in Volume 2,062, Folio 213, General Section of the Companies Book, Sheet SE-20857, Entry 1, with Tax Identification Number A-41696097 (hereinafter referred to as “Telvent” and/or as the “Buyer”) and duly represented by Mr. José Ignacio del Barrio Gómez and Ms. Ana María Plaza Arregui in their capacity as the company’s joint power of attorney holders.
The Sellers and Buyer shall hereinafter be individually referred to as the “Party” or jointly as the “Parties.”
RECITALS
I.	Whereas, Mr. José Luis Galí Pérez and Ms. Carmen Pardo Barrio are the holders of 94.13 percent of Galian 2002’s capital, more specifically:
(a)	Mr. José Luis Galí Pérez is the owner of 3,487 shares numbered 264 through 3,750, representing 92.986 percent of Galian 2002’s capital. Such shares belong to him through his subscription by means of the public instrument of increase of capital in Galian 2002 executed on February 18, 2005 before the Notary Public of Barcelona Mr. Juan Francisco Bages Ferrer with the number 296 of his protocol files and duly registered in the Barcelona Companies Register.

(b)	Ms. Carmen Pardo Barrio is the owner of 43 shares numbered 58 through 100, representing 1.149 percent of Galian 2002’s capital. Such shares belong to her by title of purchase from Mr. Manuel Galán Pérez and Ms. Olga Dalmau Reig by virtue of a public instrument of assignment of shares executed on December 17, 2003 before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 3,277 of his protocol files.
II.	Whereas, Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Marta Galán Dalmau, and Ms. Rocío Galán Dalmau are the owners of 100 percent of GD 21’s capital, more specifically:
(a)	Mr. Manuel Galán Pérez is the owner of 253 shares numbered from 1 through 253 representing 50.10 percent of GD 21’s capital. Such shares belong to him through his subscription by means of GD 21’s public instrument of incorporation executed on November 25, 2003 before the Madrid Notary Public José Luis Ruiz Abad with the number 3,025 of his protocol files and duly registered in the Madrid Companies Register.

(b)	Ms. Marta Galán Dalmau is the owner of 50 shares numbered 254 through 303 representing 9.90 percent of GD 21’s capital. Such shares belong to her through the acquisition by virtue of a public instrument of donation executed on July 31, 2006 before the Notary Public of Madrid Mr. José Luis Ruiz Abad with the number 1,349 of his protocol files.

(c)	Ms. Olga Dalmau Reig is the owner of 152 shares numbered 304 through 455, representing 30.10 percent of GD 21’s capital. They belong to her through subscription by means of GD 21’s public instrument of incorporation executed on November 25, 2003 before the Madrid Notary Public José Luis Ruiz Abad with the number 3,025 of his protocol files and duly registered in the Madrid Companies Register.

(d)	Ms. Rocío Galán Dalmau is the owner of 50 shares numbered 456 to 505, both inclusive, representing 9.90 percent of GD 21’s capital. They belong to her through acquisition by virtue of a public instrument of donation executed on July 31, 2006 before the Notary Public of Madrid Mr. José Luis Ruiz Abad with the number 1,349 of this protocol files.
III.	Whereas, the shares owned by the Sellers in Galian 2002 and GD 21 (hereinafter referred to as the “Shares”) are free from any encumbrances, liens or third-party rights.

IV.	Whereas, the Sellers, through the Holding Companies, are the majority partners of the Matchmind Group comprised of the following companies:
(a)	Matchmind Holding, S.L., a Spanish limited liability company incorporated on July 7, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 2,201 of his protocol files and registered in the Madrid Companies Register in Volume 20,449, Folio 59, Section 8, Registration Sheet M-361697 (hereinafter referred to as “Matchmind Holding”).

(b)	Matchmind, S.L., a Spanish limited liability company incorporated on December 31, 2001 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 6,086 of his protocol files and registered in the Madrid Companies Register in Volume 17,143, Folio 11, Section 8, Registration Sheet M-293668 (hereinafter referred to as “Matchmind”).

(c)	Matchmind Ingeniería de Software, S.L., a Spanish limited liability company incorporated on February 11, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 418 of his protocol files, corrected by the same Notary Public on February 27 2004 and registered in the Ávila Companies Register in Volume 109, Folio 63, Section 8, Registration Sheet AV-3497 (hereinafter referred to as “Matchmind Ingeniería”).
Matchmind Holding, Matchmind and Matchmind Ingeniería shall hereinafter be jointly referred to as the “Matchmind Group Companies.”

V.	Whereas, Telvent is interested in acquiring full ownership over all the elements comprising the property and business of Matchmind, Matchmind Ingeniería and Matchmind Holding and to such a purpose wishes to acquire title and full ownership over the Shares as the means of acquiring such property and business.

VI.	Whereas, in so far as the Sellers and Buyer are in agreement on the terms and conditions under which the purchase and sale of the Shares is to be executed, they hereby enter into this purchase and sale agreement (hereinafter referred to the “Agreement”), which shall be governed by the following:

TERMS AND CONDITIONS
1.	PURCHASE AND SALE

1.1	Subject to the terms and conditions laid down herein, the Sellers sell the Shares to the Buyer, and Buyer purchases such Shares from Seller free from any encumbrances, liens and/or third-party rights in consideration of the purchase price as set forth in Clause 2 hereunder.

1.2	Along with the sale of the Shares, the direct and indirect control over Matchmind Holding, Matchmind and Matchmind Ingeniería are also being transferred to the Buyer.

2.	PRICE, MEANS OF PAYMENT AND PRICE ADJUSTMENTS

2.1	The purchase price of the shares representing 94.13 percent of Galian 2002’s capital along with its direct and indirect shareholdings in the Matchmind Group Companies amounts to twelve million five hundred and thirty thousand euros (€ 12,530,000), while the purchase price of all of GD 21’s capital along with its direct and indirect shareholdings in the Matchmind Group Companies amounts to nine million eight hundred and fifty thousand euros (€ 9,850,000), thereby making the total price of twenty-two million three hundred and eighty thousand euros (€ 22,380,000), without prejudice to the adjustment that may be made pursuant to section 2.3 contained hereunder (hereinafter referred to as the “Price”).

2.2	The Price is paid to the Sellers by the Buyer in the following manner:
2.2.1	The amount of twelve million three hundred and seventy-seven thousand one hundred and thirty-four euros (€ 12,377,134) to Mr. José Luis Galí Pérez. Of the aforementioned amount, the Buyer hands Mr. José Luis Galí Pérez a banker’s draft for the amount of ten million three hundred fifty-five thousand four hundred and sixty-one euros (€ 10,355,461). The rest of the price to be received, in other words the amount of two million twenty-one thousand six hundred and seventy-three euros (€ 2,021,673) is handed over by the Buyer in the name and on account of Mr. José Luis Galí Pérez to Deutsche Bank Sociedad Anónima in its capacity as the depositary banking institution referred to in Clause 7.8 of the Agreement.

2.2.2	The amount of one hundred fifty-two thousand eight hundred sixty-six euros (€ 152,866) to Ms. Carmen Pardo Barrio by means of a banker’s draft for the aforementioned amount.

2.2.3	The amount of four million nine hundred thirty-four thousand eight hundred and fifty euros (€ 4,934,850) to Mr. Manuel Galán Pérez. Of the aforementioned amount, the Buyer hands Mr. Manuel Galán Pérez a banker’s draft for the amount of two million nine hundred and seventy-four thousand three hundred and seventeen euros (€ 2,974,317). The rest of the price to be received, in other words the amount of one million nine hundred and sixty thousand five hundred and thirty-three euros (€ 1,960,533) is handed over by the Buyer in the name and on account of Mr. Manuel Galán Pérez to Caja de Ahorros y Pensiones de Barcelona in its capacity as the depositary banking institution referred to in Clause 7.8 of the Agreement.

2.2.4	The amount of two million nine hundred and sixty-four thousand eight hundred and fifty euros (€ 2,964,850) to Ms. Olga Dalmau Reig by means of a banker’s draft for the aforementioned amount.

2.2.5	The amount of nine hundred and seventy-five thousand one hundred and fifty euros (€ 975,150) to Ms. Marta Galán Dalmau by means of a banker’s draft for the aforementioned amount.

2.2.6	The amount of nine hundred and seventy-five thousand one hundred and fifty euros (€ 975,150) to Ms. Rocío Galán Dalmau by means of a banker’s draft for the aforementioned amount.
2.3	The Parties hereby state that the price paid for each of the Holding Companies was set on the assumption that neither of them have any kinds of debt with third parties and that their cash and bank is zero on the Date of Execution. Hence, the price for each of the Holding Companies shall have to be adjusted either upwards or downwards should the aforementioned assumptions not be confirmed pursuant to the following formula:
Pr= P-D+C
Where:
Pr: Is the revised price for 100% of the Holding Company in question;
P: is the purchase price for the shares paid on the Date of Execution by Telvent to the Sellers of the Holding Company in question in accordance with the breakdown appearing in Clause 2.2 above;
D: Is any kind of outstanding debt with third parties the Holding Company may have on the Date of Execution. For these purposes, any contingency or possible contingency that may be noted in the review set forth in section 2.4 hereunder, which shall be solely governed by the provisions set forth in Clauses 5, 7 and 8 of this Agreement, are expressly excluded from the notion of debt for the purposes of the Price adjustment; and
C: Is, as regards the Holding Company in question, cash (balances held in savings banks and banks, excluding any debit balances held with related parties, related companies, partners, shareholders or directors of the Holding Company in question, except those debit balances held with related parties on the Date of Execution that may appear in the cash and bank item within the limited review period set forth in Clause 2.4 hereunder, in which case they shall be included as cash and bank) and cash equivalents, that is to say, any short-term investments in monetary market asset investment funds without penalty conditions, as well as any other similar investments (short-term deposits, debt repos, etc.).
2.4	The Parties hereby agree that the Buyer shall appoint PricewaterhouseCoopers Asesores de Negocios, S.L. (hereinafter referred to as the “Expert”) to perform a limited review of the financial statements of each of the Holding Companies within ten (10) days of the Date of Execution with the aim of drafting a report (hereinafter referred to as the “Report”) in which debts with third parties and the cash in each of the Holding Companies shall be calculated, as shall the amount of the Adjustment (just as this term is defined in section 2.4.2 below), should it be the case.
2.4.1	As regards the Expert’s intervention, the Parties agree as follows:
(a)	To facilitate the Expert’s work and, to such a purpose, grant it access to all the information the Expert may deem reasonably necessary to draw up the Report, allowing the Expert full access to the accounts and information of all kinds related to the Holding Companies, so that the Expert may have full knowledge of as much data as it may interested in, so as to perform the work of reviewing.

(b)	The Buyer shall pay the fees generated by the Expert for the task of drawing up the Report.
2.4.2	The Parties likewise agree that the Expert should determine whether or not a Price adjustment (hereinafter referred to as the “Adjustment”) should proceed once any debts with third parties and the cash of the Holding Companies on the Date of Execution are calculated in accordance with the following rules:
(a)	Should the difference between Pr and the price paid for the Holding Company in question be positive, an upward Adjustment shall be made to the purchase price of the Holding Company in question.

(b)	Should the difference between Pr and the price paid for the Holding Company in question be negative, a downward Adjustment shall be made to the purchase price of the Holding Company in question.

(c)	In any event, the Adjustment shall be effectuated on the basis of one (1) euro of Adjustment being equivalent to one (1) euro of adjusting the purchase price upwards or downwards, as appropriate.

(d)	For the purposes of Galian 2002’s Revised Price (Pr), a 100 percent valuation of the shares shall be taken into consideration even though the Purchase Price (P) is for shares representing 94.13 percent of Galian 2002’s capital.
2.4.3	Once the Report is issued and the Adjustment amount is set, the former shall be sent to both the Buyer and Sellers. The Buyer or the Sellers of the Holding Companies shall then proceed, as appropriate, to pay for the Adjustment no later that a maximum of ten (10) days from receiving a copy of the report, unless there is a disagreement among the Parties about the Adjustment amount determined by the Expert, in which case any of the Parties may resort to the dispute resolution procedure set forth in Clause 15.2 so that it may be definitively set.
3.	SELLER’S OBLIGATION ON OR AFTER THE DATE OF EXECUTION

3.1	On the Date of Execution, the Sellers shall perform the following actions or have them performed, as appropriate:

3.1.1	As regards the Holding Companies, the Sellers shall hand over to the Buyer:
(a)	Certifications of the General Partners’ Meeting resolutions authorizing transfer of the Shares in favor of the Buyer and in which all the Sellers and the Company itself have waived their preferential acquisition rights.

(b)	The share certificates justifying their ownership of the Shares, so that they may be handed over to the Notary Public who shall proceed to make this Agreement public and have the relevant “I have sold” stamped on them.

(c)	Duly legitimized letters of resignation from the Administrators with effect from the Date of Execution and in which the Administrators state they have no outstanding claims whatsoever against the Holding Companies.

(d)	Duly legalized accounting books that have been updated up to the Date of Execution, along with the relevant supporting documents.

(e)	In the case of Galian 2003, the Partner Registry and the Book of Minutes duly legalized and updated. In the case of GD 21 and without prejudice to the provisions set forth in Clause 3.12(b) hereunder, a certification signed by the outgoing Administrators from which title to GD 21’s shares result, with the signatures legitimized by a notary public.

(f)	Tax returns of the Holding Companies for the years still open to inspection and the relevant supporting documents.
3.1.2	As regards the Matchmind Group Companies, the Sellers shall hand over to the Seller:
(a)	Duly legitimized letters of resignation from the members of the Boards of Directors of the Matchmind Group Companies with effect from the Date of Execution and in which the Directors state they have no outstanding claims against the aforementioned companies.

(b)	Copies of the corporate documents justifying compliance with the provisions set forth in Clauses 2.3.6 and 2.3.7 of the Framework Agreement of September 25, 2007 (hereinafter referred to as the “Framework Agreement”) concerning the Matchmind Group’s corporate restructuring and Carlos Delgado’s service provision agreement.

(c)	Copies of the agreements on the termination of any agreements entered into by the Holding Companies and the Matchmind Group Companies in which they settle all their contractual relationships, stating that there are no outstanding debts or claims between.

3.2	Subsequent to the Date of Execution, the Sellers shall perform the following actions or have them performed, as appropriate:
3.2.1	To pay, if appropriate, the amount of the Adjustment under the terms set forth in Clause 2.4 above.

3.2.2	In the case of GD 21, to hand the Partner Registry and Book of Minutes within five (5) days counting from their legalization over to the Buyer.
4.	SELLER’S OBLIGATIONS ON OR AFTER THE DATE OF EXECUTION

4.1	On the Date of Execution, the Buyer shall perform the following actions or have them performed, as appropriate:
4.1.1	To pay the Price set in accordance with Clause 2.2 contained herein.

4.1.2	To hand the Sellers certifications of the resolutions taken by the new Single Partner of the Holding Companies approving the management performed by the outgoing body of governance and stating that the Holding Companies waive bringing any action or claim against the outgoing administrators for reasons having to do with their offices.

4.1.3	At the General Partners’ Meeting of the Matchmind Group Companies, to put forward and vote in favor of the management performed by Mr. José Luis Galí Pérez and Manuel Galán Pérez as members of the companies’ Governing Body and waive bringing any kind of action or claim against Mr. José Luis Galí Pérez and Manuel Galán Pérez for reasons having to do with their offices.
The Parties hereby recognize that the undertakings assumed by the Buyer in Clauses 4.1.2 and 4.1.3 above shall in no way whatsoever limit the Buyer’s right to hold the Sellers liable in their capacity as Sellers under the terms and conditions of this Agreement.
4.2	Subsequent to the Date of Execution, the Buyer shall pay, if appropriate, the amount of the Adjustment under the terms set forth in Clause 2.4 above.

5.	SELLERS’ STATEMENTS AND GUARANTEES

5.1	Annex 5.1 contains the Statements and Guarantees the Sellers make (and for which they shall be held liable under the terms set forth in Clause 7) in favor of the Buyer (hereinafter referred to as the “Statements and Guarantees”) as regards the Holding Companies, the Matchmind Group Companies, their business, operations and assets. The Sellers hereby state that the aforementioned Statements and Guarantees are true, accurate and complete, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.

5.2	The Statements and Guarantees concern the Holding Companies, the Matchmind Group Companies, their shares, business, operations and assets. The Seller do not make any statements other than the ones expressly set forth in Annex 5.1.

5.3	As a general rule, the Statements and Guarantees shall be construed to refer to the Date of Execution, unless express reference to another date is made.

5.4	The Buyer’s decision to purchase the Holding Companies for the Price and under the other terms and conditions set forth herein is essentially based on the existence, veracity, accuracy and integrity of the Statements and Guarantees made by each and every one of the Sellers. As a consequence of the foregoing, the Sellers shall be held liable by the Buyer for the veracity, accuracy and integrity of the Statements and Guarantees under the terms set forth in Clauses 7 and 7.

5.5	Concerning the items “Ongoing Project Inventories” and “Outstanding Trade Creditors”, the Sellers do not offer any guarantees for a lower level of profitability than expected or any for possible losses due to the balances appearing on the Matchmind Group Companies’ balances on the Date of Execution.

6.	BUYER’S STATEMENTS AND GUARANTEES

6.1	Annex 6.1 contains the statements and guarantees the Buyer makes in favor of the Sellers. The Buyer hereby states that the aforementioned statements and guarantees are true, accurate and complete, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.

6.2	As a general rule, the Buyer’s statements and guarantees shall be construed to refer to the Date of Execution, unless express reference to another date is made.

7.	SCOPE AND NATURE OF THE SELLERS’ LIABILITY

7.1	The Sellers hereby undertake to compensate the Buyer for any effective real damages it, the Holding Companies or the Matchmind Group Companies may suffer as a result of:
7.1.1	a breach, inaccuracy (including any inaccuracy caused by an omission) or falsehood concerning any of the Statements and Guarantees;

7.1.2	a breach of any other obligations, commitments or agreements set forth herein, expressly including the obligations having to do with the Price adjustment mechanism governed by Clauses 2.3 and 2.4 contained herein; or

7.1.3	any kind of hidden faults or contingencies that may appear in the Holding Companies or in the Matchmind Group Companies arising from any actions or omissions prior to the Date of Execution.
Any damages arising from any of the circumstances set forth in Clauses 7.1.1, 7.1.2 and 7.1.3 shall hereinafter be jointly referred to as “Indemnifiable Damages.” For the purposes of this Agreement, any kind of loss, damage, prejudice, charge, liability, handicap, penalty, surcharge, interest or cost (including the cost and fees of lawyers, procurators, notaries, auditors, accountants, experts and other kinds of professionals) shall be construed as Indemnifiable Damages once the amounts for the items set out below have been subtracted, as appropriate:

(c)	Any amount charged by the Holding Companies or the Matchmind Group Companies to any insurance company as compensation from insurance policies that are in effect taken out by the aforementioned companies that insure the Indemnifiable Damages in question.

(d)	Any amount up to which the Indemnifiable Damages would have been covered by insurance if the Buyer or the insured company had not reduced, for reasons imputable to them and which the Sellers can thus prove, the scope and quantitative limits of the coverage of the insurance policies of the Holding Company or the Matchmind Group Company suffering the Indemnifiable Damages after the Date of Execution.

(e)	The amount of any tax benefits the Holding Companies, the Matchmind Group Companies or the Buyer may obtain in future years’ corporation tax as a consequence of the effective deduction of the amount of the damages suffered or of the damages suffered by the Buyer, or any other kind of tax benefit that may apply to any other kind of tax of the Holding Companies, the Matchmind Group Companies or the Buyer for the damages suffered by the Holding Companies, the Matchmind Group Companies or the Buyer. For these purposes, the possible tax benefit shall be calculated by taking into consideration the tax rate prevailing at the moment the event came about.

(f)	Any allowances that the Holding Companies or the Matchmind Group Companies might have made to cover the circumstance causing the Indemnifiable Damages in question and for the amount of said allowances.
For the purpose of greater clarity, the Parties hereby point out that any damages produced as a consequence of less profitability than expected coming about or of any losses in the balances appearing on the “Ongoing Project Inventories” and “Outstanding Trade Creditors” items in the balances of the Matchmind Group Companies on the Date of Execution shall not be considered as Indemnifiable Damages.
7.2	The quantification of the compensation corresponding to each Indemnifiable Damage shall be done on a euro-for-euro basis. The amount of compensation for each Indemnifiable Damage shall be paid to the Buyer and shall, in any event, be construed as a reduction of the Price.

7.3	Should the Sellers pay compensation for any kind of Indemnifiable Damages and the Buyer, the Holding Companies or the Matchmind Group Companies effectively recover the amount of the Indemnifiable Damage paid by the Sellers from a third party, the Buyer shall reimburse them for the amount received from said third party up to the amount thus paid by the Sellers.

7.4	The Sellers shall not be held liable by the Buyer whenever the Indemnifiable Damages arising from:
7.4.1	Events subsequent to this Agreement’s Date of Execution, in so far as the former are not a consequence of actions or omissions prior to the aforementioned date.

7.4.2	The lack of diligence by the Buyer, the Holding Companies or the Matchmind Group Companies in the defense against a Third-Party Claim in accordance with the provisions set forth in Clause 8.3.2 contained herein.

7.4.3	Events and circumstances concerning which, having had a direct claim brought in accordance with the Clause 8.2 and over which no agreement has been reached, the Buyer has not gone to court within the deadline set forth in the aforementioned Clause or, in the case of a Third-Party Claim, the Buyer has not initiated the proceedings set forth in Clause 15.2 within six (6) months of having been given a negative response by the Buyer pursuant to the provisions set forth in Clause 8.3.2(a). Likewise, the lack of Notice of Claim or Notice of Third-Party Claim (as they are defined herein) within the deadlines set forth in Clauses 8.2.1 and 8.3.1, in so far as they impede the Sellers from exercising their right to defend themselves from the Buyer or third parties, shall exonerate the Sellers from their liability concerning the events that could have given rise to the claim.
7.5	By virtue of this Agreement, the Sellers’ liability before the Buyer shall be configured and limited as follows:
7.5.1	Liability as regards the Holding Companies.
(a)	As regards Galian 2002, the liability of Mr. José Luis Galí and Ms. Carmen Pardo Barrio before the Buyer for any Indemnifiable Damages shall be joint and several under the terms set forth in Article 1,144 of the Civil Code (Código Civil) and may not exceed the price effectively paid by the Buyer to each of them.

(b)	As regards GD 21, the liability of Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Rocío Galán Dalmau and Ms. Marta Galán Dalmau before the Buyer for any Indemnifiable Damages shall be joint and several under the terms set forth in Article 1,144 of the Civil Code (Código Civil) and may not exceed the price effectively paid by the Buyer to each of them.
7.5.2	Liability as regards the Matchmind Group Companies. Concerning the Matchmind Group Companies:
(a)	The Sellers shall solely be obliged to compensate 75% of the amount of any Indemnifiable Damages connected with the Matchmind Group Companies.

(b)	The Sellers’ liability may not exceed the amount of the Price effectively paid by the Buyer for Galian 2002, in the case of Mr. José Luis Galí and Ms. Carment Pardo Barrio, and for GD 21, in the case of Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Rocío Galán Dalmau and Ms. Marta Galán Dalmau.

(c)	The Sellers’ liability shall be shared out as follows:
(i)	Mr. José Luis Galí and Ms. Carmen Pardo Barrio shall be held jointly a severally liable for 56.98% of any Indemnifiable Damages the Sellers may have to pay to the Buyer up to the quantitative limits set forth in paragraphs (a) and (b); and

(ii)	Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Rocío Galán Dalmau and Ms. Marta Galán Dalmau shall be held jointly and severally liable for 43.02% of any Indemnifiable Damages the Sellers may have to pay the Buyers up to the quantitative limits set forth in paragraphs (a) and (b)

(d)	The Sellers’ obligation to compensate the Buyer for any Indemnifiable Damages shall not be effective until the accumulated total of the Indemnifiable Damages payable to the Buyer exceeds the amount of TWENTY THOUSAND EUROS (€ 20,000).
7.6	The Sellers’ liability set forth in this agreement shall come to an end twelve (12) months after the Execution Date, except for any liabilities concerning tax, employment, social security and data protection matters, which shall come to an end in keeping with their corresponding statutes of limitations. For the purposes of greater clarity, the Parties hereby state that notice of a claim for Indemnifiable Damages given by the Buyer within the aforementioned statutes of limitations shall interrupt the statute of limitations set forth for each case until the claim in question is definitively resolved.

7.7	The Sellers’ liability shall be solely governed by the terms and conditions laid down herein. They thereby expressly waive the rights and actions set forth in the Civil Code (Código Civil), the Commercial Code (Código Comercial) and in any law that may apply for these purposes as regards the Sellers’ obligations arising from this Agreement and, in particular the entitlement to terminate this Agreement as set forth in Article 1,124 of the Civil Code, along with the entitlement to claim redress for hidden faults and for warranty of title, which are hereby waived through the Parties’ mutual agreement for the purposes set forth in Article 1,475, paragraph three of the Civil Code.

7.8	In order to guarantee the Sellers’ liability under the terms set forth herein, Mr. José Luis Galí and Mr. Manuel Galán Pérez shall, simultaneously to the execution of this agreement, constitute an unavailable deposit in accordance with the model set forth in Annex 7.8 attached hereto for the amount to two million twenty-one thousand six hundred and seventy-three euros (€ 2,021,673) in the case of Mr. Galí Pérez, and for the amount of one million nine hundred and sixty thousand five hundred and thirty-three euros (€ 1,960,533) in the case of Mr. Manuel Galán Pérez.

7.9	The Sellers shall hold the Buyer and the Matchmind Group Companies harmless from:
7.9.1	Any Indemnifiable Damages arising from the corporate restructuring operations performed on the Holding Companies from the date the Framework Agreement was executed to the Date of Execution. The Sellers’ liability shall be joint and several as set forth for each group of Sellers in Clauses 7.5.1 (a) and (b) respectively. The limits set forth in Clauses 7.1, 7.3, 7.4, 7.5.1 and 7.6 above shall apply to the obligations of compensation set forth in this Clause 7.9.1, apart from the limitation of the amount for the Sellers’ possible liability set forth in Clauses 7.5.1 (a) and (b) in fine.

7.9.2	Any Indemnifiable Damages arising from the removal of Matchmind Holding’s property from the buildings of the “Tribeca Campus.” The Sellers liability shall be jointly and severally shared out under the terms and in accordance with the percentages set forth in Clause 7.5.2 (c). The limits set forth in Clauses 7.1, 7.3, 7.4, 7.5 and 7.6 above shall not apply to the obligations of compensation set forth herein in this Clause 7.9.2.

8.	CLAIMS PROCEDURE

8.1	Sellers’ Representatives. For this purposes of this Clause 8 as well as for any decision or statement that, pursuant to the terms of this Agreement, is incumbent on the Sellers, it shall be construed it is their decision that:
8.1.1	concerning any questions that solely affect or are solely connected with Galian 2002, Mr. José Galí Pérez shall act as Ms. Carmen Pardo Barrio’s representative, and his decisions with the Buyer will bind her and she will be obliged to perform and accept them;

8.1.2	concerning any questions that solely affect or are solely connected with GD 21, Mr. Manuel Galán Pérez shall act as the representative of Ms. Olga Dalmau Reig, Ms. Marta Galán Dalmau and Ms. Rocío Galán Dalmau and his decisions with the Buyer will bind them who will be obliged to perform and accept them.

8.1.3	concerning any questions that affect or that are connected with both the Holding Companies or any of the Matchmind Group Companies, Mr. José Luis Galí Pérez and Mr. Manuel Galán Pérez shall act as the joint representatives for all of them, and their decisions with the Buyer will bind such them who will be obliged to perform and accept them.
8.2	Direct Claim. Should any Indemnifiable Damages come about not having their origin in a third-party claim, the following procedure shall be observed:
8.2.1	Within fifteen (15) days following the appearance of the Indemnifiable Damages, the Buyer shall give the Sellers notice thereof pursuant to the provisions set forth in Clause 8.1 above (hereinafter referred to as “Notice of Compensation”).

8.2.2	The Notice of Compensation shall include (i) a description of the Indemnifiable Damages; (ii) their amount with a breakdown, if appropriate, of the different elements making them up, as long as determining such an amount is possible; (iii) the provision of the Agreement by virtue of which the Indemnifiable Damages should be compensated; and (iv) any other information or documents upon which the Buyer may ground its claim.

8.2.3	The Sellers to whom the Notice of Compensation is addressed may either accept it or challenge it within fifteen (15) days from its reception. Should they accept it, the Sellers to whom the Notice of Compensation is addressed shall have to effectuate payment for the Indemnifiable Damages claimed within five (5) days following the expiry of the deadline to challenge the Notice of Compensation.

8.2.4	Should the Sellers partially or wholly challenge the Notice of Compensation or not have expressly responded in writing to it within the deadline set forth in Clause 8.2.3 above, the Buyer may initiate the procedure set forth in Clause 15.2 for all the items or amounts not accepted by the Sellers within a maximum of six (6) months from receiving the Sellers’ response to the Notice of Damages.

8.2.5	Irrespective of the commencement of the aforementioned dispute resolution procedure set forth in Clause 15.2, in the event of a partial acceptance, the Sellers shall pay the Buyer the amount accepted of the Indemnifiable Damages within five (5) days following the expiry of the deadline to challenge the Notice of Compensation.
8.3	Claim arising from third-party claims. Whenever a third-party claim comes about (including those dealing with tax, employment, social security and data protection matters) that may lead to Indemnifiable Damages either through the courts or out of them (hereinafter referred to as “Third-Party Claim”), the following procedure shall be followed:
8.3.1	As soon the existence of the Third-Party Claim is known and, in any event, within five (5) days following notice of the Third-Party Claim, the Buyer shall transfer the Third-Party Claim to the affected Sellers pursuant to the provisions set forth in Clause 8.1 above (hereinafter referred to as the “Notice of Claim”), furnishing them with (i) a copy of the document containing the Third-Party Claim; (ii) the amount of the claim, if known, with a breakdown, if appropriate, of the different elements making it up; and (iii) the provision of the Agreement by virtue of which the Indemnifiable Damages should be compensated.

8.3.2	Within five (5) days following the reception of the Notice of Claim, the affected Sellers shall give the Buyer notice of their response.
(a)	Negative Response. Should the Sellers’ response be (i) the Sellers’ total a partial opposition to accepting the Indemnifiable Damages or paying for their amount; (ii) to reject that the Third-Party Claim could eventually lead to Indemnifiable Damages; or (iii) when the Sellers do not respond to or ignore the Notice of Claim, or when they respond elusively or ambiguously, or when they do not clearly give a positive response as set forth in section (b) hereunder, then the Buyer, the Holding Companies or the Matchmind Group Companies in question may exercise the defense they may deem most suitable against the Third-Party Claim, including reaching a settlement (through the courts or out of them) or putting up a defense against the claim, without the Sellers having any right to limit in any way whatsoever this entitlement of the Buyer. Notwithstanding the above, the Buyer may not acquiesce to the Third-Party claim without the Sellers’ express written consent, which may not be unreasonably withheld. The defense by the Buyer, the Holding Companies or the Matchmind Group Companies against the Third-Party Claim shall be construed to be without prejudice to the Buyer’s right to initiate the procedure set forth in Clause 15.2 at any moment from the Sellers’ response (express or through silence). The Sellers, either directly or through the advisors they may appoint, shall be entitled to be regularly informed about the course of the Third-Party Claim in question.

(b)	Positive Response. Should the Sellers response be to accept that the Third-Party Claim may eventually lead to Indemnifiable Damages, then the Seller shall alternately include the following in its response:
(iii)	The Seller taking on the right of defense against the Third-Party Claim, assuming liability for the result of the administrative, court or out-of-court defense proceedings and holding the Buyer totally harmless within the limits set forth in Clause 7 contained herein. In this case, the Sellers shall be entitled to exercise the defense they may deem most suitable (with the exceptions set forth hereunder) against the Third-Party Claim. All the costs, fees, guarantees and expenses that may arise from the aforementioned defense shall be incurred by the Sellers and they shall also be held fully liable for the result of the Third-Party Claim. In any event, the Buyer, either directly or by means of the advisors it may appoint, shall be given free access to all the information and documents connected with the Third-Party Claim.

As an exception to what has been set forth in the preceding paragraph, any administrative, court or out-of-court settlements or acquiescing to the Third-Party Claim shall, in any event, require the Buyer’s express written consent, which may not be unreasonably withheld.

The Buyer, either directly or through the company affected by the Third-Party Claim, shall furnish all the necessary information, so that the Sellers may exercise their right to defend their interests, in addition to providing them with the appropriate cooperation, including the granting of powers of attorney in favor of any advisors, lawyers and procurators of recognized prestige appointed by the Sellers.

(iv)	Express indication in the instruction given to the Buyer to accept the Third-Party Claim with the Sellers incurring its full cost, thereby holding the Buyer totally harmless within the limits set forth in Clause 7 contained herein.
In the suppositions contained in sections (i) and (ii) above, the Sellers shall pay the Buyer the amount that the Buyer or the affected Company shall have to pay the third party in accordance with the Agreement’s terms and within the five (5) days immediately preceding the date on which the Buyer or the company in question shall have to pay said amount to the third party.
9.	NO-COMPETITION UNDERTAKING

9.1	During the period that commences on this Agreement’s Date of Execution and that finalizes on the third anniversary of the aforementioned date (hereinafter referred to as the “Period of No Competition), the Sellers shall undertake:
9.1.1	Not to perform either directly or indirectly the activities of the business of Matchmind or any other than may compete within the scope of business of the Matchmind Group (hereinafter referred to as the “Main Scope of Business”) along with the following companies, which are considered as the Matchmind Group Companies’ competitors:
▪	Accenture

▪	Cap Gemini

▪	Coritel

▪	Atos Origin

▪	IT Deusto

▪	T-System

▪	Indra

▪	Altran

▪	Sadiel

▪	Getronics

▪	Everis

▪	Informática El Corte Inglés

▪	Gestor

▪	Sopra Profit

▪	Any other company in which the Sellers may hold either a direct or indirect shareholding of 5% or more, or voting rights.
For the purposes of this Clause 9, the provision of consulting services connected with the development and implementation of information technology systems, technology consulting, the integration of computer systems and applications, the information society, the development and maintenance of computer applications and the outsourcing of information systems shall be construed as the “Main Scope of Business of the Matchmind Group Companies.”
9.1.2	Not to negotiate with or provide assistance services to any individual, company or entity that is essentially dedicated to the Main Business Activity of the Matchmind Group Companies, including but not limited to services as a worker, agent, consultant, representative, manager or administrator. The provision of services to any individual, company or entity that is dedicated to consulting activities other than the Main Business Activity, in particular but not limited to strategic, human resources and financial consulting shall not be included in the no-competition undertaking governed by this Clause 9.

9.1.3	Not to negotiate with, request or induce any individual, company or entity that is a customer or maintains a business relationship with the Matchmind Group Companies (including but not limited to administrators, suppliers, customers, license holders or licensees) to cease maintaining the same business relationship with the Matchmind Group Companies.

9.1.4	Not to contract the services of, negotiate with, request or induce any individual that maintains an employment relationship with the Matchmind Group Companies (including but not limited to employees, managers or administrators) to cease maintaining said employment relationship with the Matchmind Group Companies, the Buyer or the companies of its group.
9.2	Should any jurisdictional or administrative body or arbitration tribunal rule that any of the provisions set forth in the Clause are invalid or ineffective, the Parties shall agree that the final decision of said body or arbitration tribunal shall have the effect of reducing the scope, duration or geographical reach of the provisions thus affected or involve the alteration of their terms, so that the aforementioned provisions are valid and effective and so that they are as close as possible to the intention of the provisions thus modified.
9.3	The Parties hereby recognize that the Sellers’ non-competition undertaking in accordance with this Clause 9 has been essential for the execution of this Agreement by the Buyer and the setting of the Price.

10.	MAKING THE AGREEMENT PUBLIC AND TAXES

10.1	This Agreement shall be made public immediately after its execution by the Parties by the Notary Public chosen for such a purpose by the Buyer. Any expenses arising from such shall be incurred by the Buyer.

10.2	Any taxes that may result from entering into and executing this Agreement and the operations set forth herein shall be incurred by the Party as set forth by the Law.

11.	NOTICES

11.1	Any notices arising from this Agreement to be considered valid shall be served by registered mail with acknowledgement of receipt, facsimile service between public bureaux (known in Spanish as burofax), fax or by any other written means that would leave proof of reception and of the contents thereof to the following addresses or any other addresses of which each of the Parties may give the others notice.
11.1.1	In the case of Mr. José Luis Galí Pérez and Ms. Carmen Pardo Barrio:

To the attention of Mr. José Luis Galí Pérez:

Address:	[***]
[***]

With copy to Mr. Enrique Chinchilla:

Address:	EUROFORO Abogados
Av. Pau Casals, 16
08021 Barcelona
Fax:	93 200 53 00
E-mail:	echinchilla@euroforoabogados.es
11.1.2	In the case of Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Rocío Galán Dalmau and Ms. Marta Galán Dalmau:

To the attention of Mr. Manuel Galán Pérez:

Address:	[***]
[***]

With copy to Mr. Alfonso Garrido:

Address:	Braxton Tax and Law
Alcalá 85, 1º Derecha
28009 Madrid
Fax:	91 577 42 47
E-mail:	ag@braxton-co.com
11.1.3	In the case of the Buyer:

To the attention of Mr. José Ignacio del Barrio:

Address:	[***]
[***]
[***]
Fax:	917 14 70 03
E-mail:	jibarrio@telvent.abengoa.com

With copy to Mr. Juan Picón García de Leániz:

Address:	DLA PIPER
Paseo de la Castellana, 35
Madrid 28046
Fax:	91 319 19 40
E-mail:	juan.picon@dlapiper.com
12.	CONFIDENTIALITY

12.1	Apart from the press releases dealing with this Agreement to be issued in accordance with the regulations that may apply to either of the Parties, the Parties hereby agree to keep this Agreement confidential, along with its purpose, terms and conditions and the documents and information derived from it. Hence, the Parties may not disclose any of this Agreement’s aspects to any individual other than their employees taking part in the transaction or whoever may professionally take part in the Agreement in his/her capacity as a legal, accounting, financial or other kind of expert, unless the Parties are required to disclose it by any regulatory, inspection or supervisory body or the courts.
12.2	The Parties shall notify their employees or advisors of the obligation of confidentiality agreed upon hereby and make an effort to ensure they observe it.

12.3	In the case of press releases and commercial advertising or similar, on whatever media they may be released, the Parties shall have to obtain prior written consent from the other concerning their contents before issuing or broadcasting them.

13.	ASSIGNMENT OF RIGHTS

13.1	No Party may assign their rights and obligations pursuant to this Agreement or subrogate its legal position, either wholly or partially, to a third party without the other Parties’ prior express written consent.

13.2	Telvent may wholly or partially assign its rights and obligations arising from this Agreement or subrogate its contractual position to any companies forming part of its business group –as this term is defined in Article 4 of the Stock Market Law (Ley del Mercado de Valores), without any requirement other than giving the other Parties prior notice of such assignment or subrogation.

13.3	For the purposes of this Agreement, only those assignments or subrogations shall be valid in which the assignee or the party to which the contractual position is subrogated expressly accepts the terms and conditions of this Agreement and undertakes all the rights and obligations arising thereof in replacement of the assignor or subrogator, in addition to complying with the provisions set forth in Clauses 13.1 and 13.2 above.

14.	GENERAL PROVISIONS

14.1	No modifications to this Agreement, including those made to this Clause, shall be valid unless they are in writing and signed by a duly authorized representative of each of the Parties.

14.2	Any omission or delay in exercising any right or action set forth herein shall not constitute a wavier of said right or action, or a waiver of any other rights or actions. Individually or partially exercising any right or action shall not impede exercising the subsequent right or action, or exercising any other right or action.

14.3	Calculating the deadlines and periods set forth herein shall be done in the following manner:
14.3.1	Those set forth in days to be calculated from a specific date shall exclude the latter from the calculation and shall commence on the following day.

14.3.2	Should the periods and deadlines be set forth in months or years, they shall be calculated from date to date. Whenever there is no equivalent to the initial date of calculation in the month of expiry, it shall be construed that the period or deadline expires on the last day of the month.

14.3.3	Except when otherwise indicated, calculating any deadlines and periods set forth in days shall be construed to exclude Saturdays and holidays in Madrid, the capital of Spain.
14.4	This Agreement constitutes the only complete Agreement between the Parties concerning its purpose and it annuls and leaves without effect any other prior agreements dealing with the same matter, except for the Framework Agreement.

14.5	Should any competent jurisdiction or arbitration tribunal declare any Clause in this Agreement null and void, invalid or ineffective, the Parties hereby agree to negotiate in good faith the modification of said Clause only in as far is it is necessary for the Agreement and so that the said Clause is legal, valid and effective and in such a way so that it faithfully reflects the Parties’ original intention. In any event, should any Clause in this Agreement be null and void, invalid or ineffective, it shall not in any way affect the legality, validity and effectiveness of the other Clauses contained in the Agreement.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement shall be governed by and interpreted in accordance with common Spanish legislation.

15.2	The Parties hereby expressly waive any jurisdictional privileges they may enjoy and agree to submit any disputes and disagreements that could arise concerning the interpretation, fulfillment or performance of this Agreement to the jurisdiction of the courts of the city of Madrid.

          IN WITNESS WHEREOF, the parties have hereunto set there hand in the place and on the date first mentioned above.

Mr. José Luis Galí Pérez		Mr. Manuel Galán Pérez

/s/ José Luis Galí Pérez		/s/ Manuel Galán Pérez

Ms. Carmen Pardo Barrio		Ms.Olga Dalmau Reig

/s/ José Luis Galí Pérez		/s/ Manuel Galán Pérez

By:	Mr. José Luis Galí Pérez	By:	Mr. Manuel Galán Pérez

Ms. Marta Galán Dalmau

/s/ Manuel Galán Pérez

		By:	Mr. Manuel Galán Pérez

Ms. Rocío Galán Dalmau

/s/ Manuel Galán Pérez

		By:	Mr. Manuel Galán Pérez

TELVENT OUTSOURCING, S.A.

/s/ José Ignacio del Barrio		/s/ Ana María Plaza Arregui

By:	Mr. José Ignacio del Barrio	By:	Ms. Ana María Plaza Arregui

ANNEX 5.1
THE SELLERS’ STATEMENTS AND GUARANTIES
Mr. José Luis Galí Pérez and Ms. Carmen Pardo Barrio, with regard to Galian 2002; Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Rocío Galán Dalmau and Ms. Marta Galán Dalmau, with regard to GD 21; and all the Sellers jointly with regard to each of the Companies of the Matchmind Group, make the following statements and guaranties to the Buyer:
1.	CAPACITY OF THE SELLERS
1.1	The Sellers have the full capacity to act and, with the exception of Ms. Olga Dalmau Reig and Ms. Rocío Galán Dalmau and Ms. Marta Galán Dalmau, the full capacity to enter into this Agreement and to fulfill their obligations under it. This capacity is not limited by any legal provisions, court decisions, arbitration awards or agreements.

1.2	The Sellers have carried out all the actions and obtained all the authorizations, permits, consent and approvals necessary to enter into and fulfill this Agreement and thereby convey ownership of the Shares without requiring any further consent, authorizations or permits for such an end. The entering into and fulfillment of this Agreement by the Sellers does not breach any rules, undertakings or agreement adopted or signed by them.
2.	GALIAN 2002 AND GD 21
2.1	Shares of the Holding Companies
2.1.1	The capital stock of:
(a)	Galian 2002 amounts to one hundred and fifty thousand Euros (€ 150,000) and it is represented by 3,750 shares, each having a par value of forty (40) Euros, correlatively numbered from 1 to 3,750, both inclusive, belonging to a single series and class. The aforementioned shares are fully subscribed and paid up.

(b)	GD 21 amounts to three thousand and thirty Euros (€ 3,030) and is represented by 505 shares, each with a par value of six Euros (€ 6) correlatively numbered from 1 to 505, both inclusive, belonging to a single series and class. The aforementioned shares are fully subscribed and paid up.
2.1.2	The shares of Galian 2002 and GD 21 transferred by virtue of this Agreement represent ninety four point thirteen percent (94.13%) of the subscribed and paid up capital stock of Galian 2002, and one hundred percent (100%) of the subscribed and paid up capital stock of GD 21.

2.1.3	Mr. José Luis Galí Pérez and Ms. Carmen Pardo Barrio hold full ownership over all the shares of Galian 2002 and these are free of any charge, lien, claim or third-party right of any kind, having fulfilled all the requirements demanded by Galian 2002’s corporate bylaws of to transfer the shares to the Buyer.

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2.1.4	Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Olga Galán Dalmau and Ms. Rocío Galán Dalmau hold full ownership over all the shares of GD 21 and these are free of any charge, lien, claim or third-party right of any kind, having fulfilled all the requirements demanded by GD 21’s corporate bylaws to transfer of the shares to the Buyer.

2.1.5	No options, subscription rights or any other purchase rights, obligations, pledges or other forms of guaranty, instruments or agreements in force exist that would entitle any person or entity, now or in the future, to convert into, subscribe or acquire Galian 2002 or GD 21 shares or to oblige the conversion, subscription or acquisition of such shares.

2.1.6	Mr. José Luis Galí Pérez and Ms. Carmen Pardo Barrio, with regard to Galian 2002 and Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Olga Galán Dalmau and Ms. Rocío Galán Dalmau, regarding GD 21, are not parties to option agreements, or to any others that may require them to transfer shares in Galian 2002 or GD 21 or to limit their right to transfer such shares in these companies to the Buyer.

2.1.7	The legal instruments by virtue of which Mr. José Luis Galí Pérez and Ms. Carmen Pardo Barrio have acquired their shares in Galian 2002 and Mr. Manuel Galán Pérez, Ms. Olga Dalmau Reig, Ms. Olga Galán Dalmau and Ms. Rocío Galán Dalmau have acquired their shares in GD 21 bestow valid title and the ownership over them to the aforementioned persons. They have not been challenged by any third party and fully comply with any applicable laws and with the aforementioned companies’ corporate bylaws.
2.2	Companies of the Matchmind Group
2.2.1	Galian 2002 and GD are, directly or indirectly, the controlling partners of the Companies of the Matchmind Group. The capital stock of each of the Companies of the Matchmind Group is shown in Appendix 2.2.1 attached hereto, as are the direct or indirect stakes that GD 21 and Galian 2002 hold in each one of them.

2.2.2	Galian 2002 and GD 21 do not possess any treasury stock, nor do they hold any shares or stake, or any profit sharing or other forms of participation, either directly or indirectly, in any other company, association, joint venture, joint account or associative structure in the broad sense of the word other than in the Companies of the Matchmind Group, nor do they have the obligation to acquire any interest or shareholding whatsoever in another company, association, joint account or associative structure.

2.2.3	The shares into which the capital stock of each of the Companies of the Matchmind Group is divided are free of any charge, lien, claim or right-party rights of any kind. There are no options, charges, pledges or other forms of guaranty, rights in rem, charges or liens, constraints, claims, agreements, retaining rights or privileges affecting the Galian 2002’s and GD 21’s stakes in the Companies of the Matchmind Group, and there is no type of agreement, other than those contained in the Framework Agreement, affecting the shareholdings in the Companies of the Matchmind Group or any that might grant any person or entity, now or in the future, the right to convert into, subscribe or acquire shares in the Companies of the Matchmind Group or to make the conversion, subscription or acquisition

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of shares in the Companies of the Matchmind Group obligatory, or to oblige the Holding Companies or the Companies of the Matchmind Group to acquire or sell shares in the Companies of the Matchmind Group.
2.2.4	The legal instruments by virtue of which the Holding Companies acquired their shareholdings in Companies of the Matchmind Group of which they are the owners, granted valid title and ownership over the Holding Companies to them. They have not been challenged by any third party and fully comply with any applicable laws and with the corporate bylaws of the Companies of the Matchmind Group.
2.3	Corporate Matters regarding the Holding Companies and the Companies of the Matchmind Group
2.3.1	The Holding Companies and the Companies of the Matchmind Group have been duly incorporated and registered in the Companies Registers corresponding to their registered addresses, they are existing companies pursuant to the Spanish legal system and fulfill the requirements of a legal nature demanded by the regulations which are applicable to them as regards their corporate purpose.

2.3.2	All the corporate books, registries, accounting and tax books that the Holding Companies and the Companies of the Matchmind Group are obliged to keep are duly legalized, updated and kept in accordance with the applicable legal requirements in a proper and coherent manner, and they contain exact, complete and reliable records of all the matters that such books should cover.

2.3.3	The sharing-out of any profits, reserves or funds has not been distributed or agreed upon by the Holding Companies, nor has any payment or any right been paid or produced or agreement for the payment of dividends charged against the corporate year ending on December 31, 2006 or for the payment of dividends on account charged against the corporate year in process, nor is there any other form of remuneration in favor of the Sellers, previous partners or members of the respective governing bodies.

2.3.4	Neither the Holding Companies nor the Companies of the Matchmind Group have declared their winding-up, merger or splitting up. The Holding Companies and the Companies of the Matchmind Group are not involved in any bankruptcy proceedings nor are they involved in any of the situations of insolvency set forth in Article 2 of the Bankruptcy Law (Ley Concursal), nor have they incurred in any legal reason for winding up.

2.3.5	No corporate resolutions have been taken by the Holding Companies or by the Companies of the Matchmind Group nor have agreements been reached with third parties that would force capital reductions, nor are the Holding Companies or the Companies of the Matchmind Group in any situation as regards their wealth which would make a capital reduction or their winding up compulsory pursuant to prevailing legislation.

2.3.6	No action amending the corporate structure of the Holding Companies, that is to say in general terms, its capital stock, governing bodies or corporate bylaws is pending registration, nor is any other action that must be thus registered, apart from those arising from the actions

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set forth in the Framework Agreement. Neither the Holding Companies nor the Companies of the Matchmind Group are in a situation of closing down in the Companies Register.
2.3.7	All the rights and obligations of the holders of the shares in the Holding Companies and the Companies of the Matchmind Group for such items are set forth in the Framework Agreement, as are their corporate bylaws, and no rights, obligations or undertakings of any kind whatsoever exist beyond them.
2.3.8	The Holding Companies and the Companies of the Matchmind Group have the necessary and sufficient capacity to act in order to hold full ownership over their assets of all kinds and to perform the activities of their own businesses and trade in the same way as these are currently taking place.
2.4	Management of the Holding Companies and the Companies of the Matchmind Group
2.4.1	Appendix 2.4.1 contains a list of the members of the governing bodies of the Holding Companies and the Companies of the Matchmind Group, including their date of appointment, duration of office and distribution. None of the members of the governing bodies of the Holding Companies or the Companies of the Matchmind Group are entitled to any remuneration, even in the event of being relieved of office or retirement.

2.4.2	The Holding Companies and the Companies of the Matchmind Group have not granted any more general powers of attorney or any other kinds of powers of attorney to perform any operations on their behalf or to bind the Holding Companies or the Companies of the Matchmind Group in any way whatsoever other than those set forth in detail in Appendix 2.4.2. All the powers of attorney granted by the Holding Companies and the Companies of the Matchmind Group have been duly registered in the Trade Register.
3.	FINANCIAL AND ACCOUNTING REPORTING OF THE HOLDING COMPANIES AND THE COMPANIES OF THE MATCHMIND GROUP
3.1	The annual accounts of the Holding Companies and the Companies of the Matchmind Group as of December 31, 2006 (the “Date of the Annual Accounts”) and balance sheets as of June 30, 2007 in the case of the Companies of the Matchmind Group, and as of October 19 in the case of Galian 2002, and as of September 30, 2007 in the case of GD 21 (all of them jointly referred to as the “Accounts”) are attached hereto as Appendix 3.1.

3.2	The Accounts:
3.2.1	The Accounts have been drawn up by the Holding Companies and the Companies of the Matchmind Group pursuant to the provisions set forth in the applicable legislation and according to generally accepted accounting principles in Spain.

3.2.2	They are exact and truthful in every respect and in keeping with any applicable laws and regulations.

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3.2.3	They fully reveal asset and liability elements as well as the financial undertakings existing on the dates and in the periods to which they refer, without containing any statement or omitting any fact which may lead to an error concerning the wealth or the results of the Holding Companies or the Companies of the Matchmind Group.

3.2.4	They show a reliable image of the wealth, financial situation and results of the Holding Companies and of the Companies of the Matchmind Group. More specifically, the Holding Companies and the Companies of the Matchmind Group do not have liabilities, debts or obligations that do not appear in the Accounts.
3.3	The Holding Companies and the Companies of the Matchmind Group have been duly filing their annual accounts at the Companies Register pursuant to prevailing legislation.
3.4	There are no liabilities, losses, contingencies or contractual obligations of the Holding Companies or the Companies of the Matchmind Group, whatever their nature may be, whether absolute, due, contingent or of any other kind whatsoever, other than the liabilities and obligations that are fully shown, due and provisioned for in the Accounts. Additionally, the relevant reserves are suitable and reasonable.

3.5	There is no amount pending collection or payment by the Holding Companies and the Companies of the Matchmind Group that has become due and remains outstanding, except for those reflected in the Accounts.

3.6	During the period spanning between the Date of the Annual Accounts and the Date of Execution:
3.6.1	The Holding Companies or the Companies of the Matchmind Group have not undertaken any obligation or liability that is not duly entered or provisioned for in the Accounts, with the exception of those arising from the ordinary course of their businesses under market conditions.

3.6.2	The Holding Companies or the Companies of the Matchmind Group have not sold, assigned, leased or in any other way divested or subjected to charges or liens any of their tangible or intangible assets or shares in them, except for the sales made during the ordinary course of their businesses under market conditions, which are broken down in Appendix 3.6.2.

3.6.3	The Holding Companies or the Companies of the Matchmind Group have not purchased or agreed to purchase any other asset, except in the ordinary course of business.

3.6.4	The Holding Companies or the Companies of the Matchmind Group have not paid off any financial debt in advance, granted guaranties or modified the terms or conditions of those already existing, lent money or advanced payments to third parties, including the Sellers, former partners or members of the respective governing bodies, nor have they entered into any credit or loan agreement. The loan contract entered into by Matchmind Holding and the “Banco Español de Crédito, S.A.”, whose due date is October 24, 2007 is excluded from the foregoing.

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3.6.5	The Holding Companies or the Companies of the Matchmind Group have not suffered negative consequences to their financial situation, any loss, or any adverse change in the results of their operations, businesses or assets.

3.6.6	The Holding Companies or the Companies of the Matchmind Group have not breached any of the agreements, contracts or insurance policies to which they are a party.

3.6.7	The Holding Companies or the Companies of the Matchmind Group have not any cancelled loans (with the exception mentioned in Clause 3.6.4) or waived their entitlement to bring claims against third parties.

3.6.8	The Holding Companies or the Companies of the Matchmind Group have not suffered any industrial relations disputes or any other circumstance having an negative effect upon their business, assets or the results of their operations.

3.6.9	The Holding Companies or the Companies of the Matchmind Group have not suffered or effectuated any contracting, dismissals or amendments to the working conditions of the employees of the Holding Companies or the Companies of the Matchmind Group, whose remuneration (including basic salary, remuneration in kind, bonuses, and any other items) amounts to forty thousand Euros (€ 40,000) or more. They have not increased or agreed to increase the earnings or set up benefits of any type to be paid to board members, executives or employees of the Holding Companies or the Companies of the Matchmind Group, or made any changes to the employment contracts of their board members for the rendering of services to the Holding Companies or the Companies of the Matchmind Group, except for any changes required by the Law or by applicable collective bargaining agreements, along with the changes made to Ms. Carmen Pardo’s working conditions.

3.6.10	To the best of the Sellers’s knowledge and belief, none of the main customers of the Holding Companies or the Companies of the Matchmind Group have terminated or substantially reduced their business relationships with the Holding Companies or the Companies of the Matchmind Group or changed the commercial terms in a way that would be disadvantageous to the Holding Companies or the Companies of the Matchmind Group.

3.6.11	To the best of the Sellers’ knowledge and belief, none of the main suppliers of the Holding Companies or the Companies of the Matchmind Group have terminated or substantially reduced their supplies to them or changed their commercial terms in a way that would be disadvantageous to the Holding Companies or the Companies of the Matchmind Group.

3.6.12	The business activity of the Holding Companies or the Companies of the Matchmind Group is being performed as normal and no change has occurred that might substantially affect the economic, trading or financial situation of the Holding Companies or the Companies of the Matchmind Group, of their workers, of any of their activities, or of any of their assets, liabilities, businesses or projects, nor have the Holding Companies or the Companies of the Matchmind Group taken on any undertakings that may lead to any such consequences.

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3.6.13	The Holding Companies or the Companies of the Matchmind Group have not performed any operations beyond their normal activity and trade, apart from those indicated in Appendix 3.6.2.
4.	ASSETS
4.1	Real Property
4.1.1	The Holding Companies and the Companies of the Matchmind Group do not own any real property.

4.1.2	The Holding Companies and the Companies of the Matchmind Group are a party, as tenants, to the rental agreements listed in Appendix 4.1.2 attached hereto. The aforementioned agreements are currently in effect and the Holding Companies and the Companies of the Matchmind Group are fulfilling all their obligations arising from such agreements. They have not subleased such real property. The execution of the Agreement and/or the transfer of the Shares will not produce any modification whatsoever to the main clauses of the aforementioned rental agreements (for instance including but not limited to the rents agreed upon thereby).

4.1.3	All the real properties listed in Appendix 4.1.2 are:
(a)	in a good state of repair and suitable for the purpose to which they are destined and are properly maintained;

(b)	in compliance with all national, regional and local regulations that may apply, particularly including any regulations concerning health and safety and working conditions. They also comply with building, environmental, urban planning and zoning regulations, more specifically, building permits have been obtained for each of the buildings, along with any business licenses, opening licenses, operating licenses and initial occupation licenses that may be needed.

(c)	are not contaminated in any way that might give rise to third-party claims or any other claims grounded on any law or other regulations.
4.2	Movable Property
4.2.1	The Holding Companies and the Companies of the Matchmind Group hold valid title over all the movable property they use during the ordinary course of their businesses, specifically including: data processing equipment, furniture, motor vehicles, machinery and any other tangible assets. These are free from any mortgages, pledges, charges, liens, attachments, third-party rights or any other similar constraints.

4.2.2	Apart from normal wear and tear arising from the use of such assets, all the machinery and equipment employed by the Holding Companies or the Companies of the Matchmind Group is in a good state of repair and maintenance and in satisfactory working condition. Such machinery and equipment may be properly used for the purpose for which it was designed

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and for which they have been used by the Holding Companies or the Companies of the Matchmind Group.
5.	AGREEMENTS
5.1.1	The Holding Companies and the Companies of the Matchmind Group are up-to-date with the fulfillment of the contracts, agreements and undertakings to which they are a party with third parties. They have not received notice that any of these third parties will cancel such agreements, contracts or undertakings. No claims have been brought against them and they have no knowledge that any such claims may be brought as regards these agreements arising from a breach committed by the Holding Companies or the Companies of the Matchmind Group.

5.1.2	The execution of this Agreement and/or the transfer of the Shares:
(a)	will not lead to any breach or cancellation of any contracts, agreements or undertakings entered into or executed by the Holding Companies and the Companies of the Matchmind Group; and

(b)	will not lead to any amendments to the main clauses of any contracts, agreements or undertakings entered into or executed by the Holding Companies and the Companies of the Matchmind Group.
5.1.3	The Holding Companies and the Companies of the Matchmind Group are not a party to any financing agreement of any kind with credit or financial institutions or with other individuals or legal persons, apart from those set forth in Appendix 5.1.3 attached hereto. The Holding Companies and the Companies of the Matchmind Group have fulfilled all the obligations that they have undertaken pursuant to such agreements. No claims have been brought against them and they have no knowledge that any such claims may be brought as regards such agreements arising from a breach by Holding Companies and the Companies of the Matchmind Group.

5.1.4	The Holding Companies and the Companies of the Matchmind Group are not party to nor are they obliged by any kind of surety, guaranty or counter-guaranty, other than those listed in Appendix 5.1.4 attached hereto.

5.1.5	All the agreements entered into by the Holding Companies and the Companies of the Matchmind Group having a value exceeding five hundred thousand Euros (€ 500,000) and/or a term in excess of twelve (12) months (the “Materials Agreements”) are listed in Appendix 5.1.5 attached hereto.

5.1.6	The Materials Agreements:
(a)	Contain all the services and works effectively provided or to be provided by the Holding Company and the Companies of the Matchmind Group or their counter-parties, as appropriate.

(b)	Have been executed under normal market conditions.

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(c)	Fall within the corporate purpose and normal trade of the Holding Companies and the Companies of the Matchmind Group.

(d)	Are valid, binding and enforceable in accordance with their own terms and conditions and are fully in effect, without any of the parties having breached any of their substantial obligations.

(e)	Do not breach any law or regulation.

(f)	Contain termination clauses that are reasonable and usual for the type of operations and activities to which they refer, and do not include any change of controlling interest clause.
5.1.7	The Holding Companies and the Companies of the Matchmind Group are not pending the execution of any Materials Agreements, other than those listed in Appendix 5.1.5.

5.1.8	No service agreements or any of any other nature exist, whether they have been executed in writing or not, with the Sellers or with the administrators of the Holding Companies or the Companies of the Matchmind Group, or with entities or persons related to them, or that may be construed as being related parties in accordance with article 127 ter.5 of the Revised Text of the Corporations Law (Texto Refundido de la Ley de Sociedades Anónimas), other than those listed in Appendix 5.1.8.

5.1.9	The Holding Companies and the Companies of the Matchmind Group have not entered into any agreement or maintained any legal relationship with any third parties that could regarded as an agency relationship or that may give rise to an entitlement to any kind of compensation for its customer base upon the termination of the relevant legal relationship.
6.	INSURANCE
6.1	The Holding Companies and the Companies of the Matchmind Group have taken out or are beneficiaries of the insurance policies that are described in Appendix 6.1 attached hereto. The aforementioned policies cover the minimum levels as required by the Law, any Collective Bargaining Agreements that may apply or any contractual provision currently in effect.

6.2	The insurance policies mentioned in the foregoing paragraph provide sufficient coverage for the proper performance of the business of the Holding Companies and of the Companies of the Matchmind Group. All the premiums and other payments arising from such policies have been duly paid on their relevant due dates, and no claims have arisen before the execution of this Agreement which have yet to be notified to the relevant insurance company or whose coverage has yet to be accepted by such insurance companies.

6.3	The Holding Companies or the Companies of the Matchmind Group have not filed any claims before their insurance companies over the last three years for which the insurance companies have rejected paying the relevant compensation. Neither the Holding Companies nor the Companies of the Matchmind Group currently have any outstanding claims by virtue of the policies taken out.

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7.	LICENSES, AUTHORIZATIONS AND PERMITS
7.1	The Holding Companies and the Companies of the Matchmind Group hold the administrative licenses, authorizations and permits of any kind (duly obtained and fully in effect) that may be required to perform their business in the way in which it is currently being performed.

7.2	Concerning such administrative licenses, authorizations and permits:
7.2.1	They have been complied with and are currently being complied with and all the necessary enforceable measures and resources have been implemented for an orderly businessman to fulfill all the terms, conditions, objectives and deadlines applicable to the Holding Companies and the Companies of the Matchmind Group, whether they arise from the applicable regulations or from any other administrative resolutions, licenses, authorizations and permits of any kind or undertakings taken on with the Public Administrations.

7.2.2	None of the conditions mentioned in paragraph 7.2.1 above have been breached.

7.2.3	The purchase and sale of the Shares will not place at risk the fulfillment of any of the conditions set forth in paragraph 7.2.1 above.
7.3	The Holding Companies and the Companies of the Matchmind Group have at their disposal all the permits, town-planning licenses and administrative authorizations necessary for the use of the property and the facilities in which they carry out their activities, as well as for the performance of such activities at the aforementioned sites just as they are currently being performed.

7.4	Pursuant to the foregoing, the total, partial, temporary or definitive closing down of the facilities in which the Holding Companies and the Companies of the Matchmind Group carry out their activities is unlikely, as is the temporary suspension or definitive termination of such activities, or the cancellation or withdrawal of the authorizations, licenses, authorizations or administrative permits of any kind obtained by the Holding Companies and the Companies of the Matchmind Group. Neither can the imposition of any kind of penalties by the Public Administrations be expected nor can it be expected that the competent administrative authorities will request any additional work to be carried out at such facilities. It is likewise highly unlikely that summons will be served to obtain town-planning or business licenses or licenses of any other kind for the existing facilities.
8.	TAXES
8.1	For the purposes of this Annex, “Tax” or “Taxes” shall be construed to mean any national, provincial, regional, municipal or foreign tax on any earnings, payments, company operations, capital, franchises, added value, sales, use, transfer, stamp duty, paychecks, withholdings, movable property, real property, or any other tax, charge or levy and the corresponding interest, surcharges, sanctions, fines or penalties, as appropriate.

8.2	The Holding Companies and the Companies of the Matchmind Group (jointly referred to, for the purposes of this paragraph 8, as the “Taxpayers”) have fully and duly fulfilled their tax obligations of all sorts and have paid all the Taxes that they were obliged to pay.

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8.3	The Taxpayers are properly registered at all the competent tax administration and keep copies of all the tax returns filed before the tax authorities with the corresponding registration stamp, along with the originals of all the supporting documents as well as all the books required that may be required at any time by prevailing tax regulations concerning all the tax periods still open for inspection.

8.4	The Taxpayers have invoiced all the income attributable to them in a correct, complete and truthful fashion, and have likewise passed on the corresponding VAT (or applicable indirect tax).

8.5	The Taxpayers have filed any tax returns required by Law (whether for taxes due or for a tax refund) within the relevant deadlines and have duly filled them out prior and up to the Date of the Execution. In addition, such tax returns are true, correct and complete. The Taxpayers have properly applied the tax regulations having to do with the imputation, valuation and classification of income and expenses that may be imputable to the Holding Companies and the Companies of the Matchmind Group.

8.6	All the Taxes the Taxpayers are obliged to withhold or deposit on account have been duly withheld or deposited on account and, to the extent that is necessary at the time of their payment, have been duly declared and paid to the competent tax administration.

8.7	The tax administration has not required the Taxpayers payment for surcharges for tax payments beyond their respective deadlines. Nor has it imposed any kind of late-filing penalty or surcharge on them, whether as a result of their own actions or of administrative delays.

8.8	The Taxpayers have made the necessary provisions, whenever necessary, by correctly applying the General Chart of Accounts as regards the Taxes due in tax periods prior to or within the tax period coinciding with the Date of the Execution that have to be paid in advance.

8.9	None of the Taxpayers have requested a postponement or splitting of the Tax payments or Tax offsetting. Likewise, no notice from the tax administrations has been served granting such postponements, splitting or offsetting.

8.10	As regards tax periods that are still open to inspection concerning the Taxes that may apply to the Taxpayers, no kind of interruption, extension, waiver or restraint of the statute of limitations thereof has come about from either the Taxpayers or the competent tax authorities.

8.11	Other than what has been attached hereto as Appendix 8.11, no binding resolution has been issued by the tax administration upon the Taxpayers’s request pursuant to Article 107 of the General Tax Law (Ley General Tributaria), nor has any application for a binding ruling been filed by the Company or its Subsidiaries that is still pending resolution.

8.12	None of the Taxpayers is currently subject to any kind of inspection or other administrative action aimed at checking and investigating their tax situation and no notice has been served concerning the commencement of or concerning such an inspection or, in general terms, about any such actions. None of the Taxpayers been given notice of any administrative action arising from their liability.

8.13	There are no ongoing administrative or court claims or appeals, nor has notice of any or the intention of bringing such claims been received as regards tax returns, the payment or non-payment of Taxes or, in general terms, regarding any other tax matter.

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8.14	No charge, lien or attachment exists over the Taxpayers’ assets arising from any breaches (or alleged breaches) in the filing of returns, settlement or payment of any Tax.

8.15	The Seller expressly guaranties that it will hold the Buyer harmless, under the terms and with the limits set forth in this Agreement, from any damages that may arise to the Taxpayers as a consequence of unfavorable rulings in litigation, claims and appeals of any kind concerning tax matters whose cause lies before the Date of the Execution.
9.	ASPECTS CONCERNING EMPLOYMENT, SOCIAL SECURITY, OCCUPATIONAL HEALTH AND SAFETY AND PENSION PLANS
9.1	No pending employment claims exist against the Holding Companies and the Companies of the Matchmind Group concerning social security matters or the prevention of occupational hazards, nor are such Companies or the Sellers aware of any facts or circumstances that might reasonably lead to an employment dispute or claim affecting them regarding such matters.

9.2	The Holding Companies and the Companies of the Matchmind Group have fulfilled all their social security obligations and have paid all the contributions to Social Security System they are obliged to pay pursuant to prevailing provisions and their payments of any kind of Social Security obligations are up-to-date. The foregoing obligations have been settled pursuant to prevailing regulations.

9.3	The Holding Companies and the Companies of the Matchmind Group are up-to-date with the payment of salaries and any other consideration agreed upon as regards their employees. They duly fulfilled all the obligations set forth in employment contracts, Collective Bargaining Agreements and prevailing legislation.

9.4	The Holding Companies and the Companies of the Matchmind Group have duly complied with prevailing regulations on the length of the working day, timetables and overtime.

9.5	The employees of the Holding Companies and the Companies of the Matchmind Group are professionally classified in accordance with the functions that they actually perform and with any legislation that may apply. Likewise, the employees of the Holding Companies and the Companies of the Matchmind Group have entered into the kind of employment contracts which are required by prevailing legislation, and no such contracts have been entered into that infringe the Law.

9.6	Any applicable regulations on social security, occupational health and safety and the prevention of occupational hazards have not been breached by the Holding Companies or the Companies of the Matchmind Group. There are no ongoing administrative investigations that may lead to penalties for such matter being imposed.

9.7	Appendix 9.7 attached hereto contains a lit of the whole workforce of both the Holding Companies and the Companies of the Matchmind Group. Such list contains each employee’s gross annual earnings, seniority, employment category, type of employment contract and social benefits in either cash or in kind. Neither the Holding Companies nor the Companies of the Matchmind Group have any other employees other than those listed in the aforementioned Appendix nor does any person exist who is entitled to or may claim the existence of a work relationship for having provided services to the Holding Companies or the Companies of the Matchmind Group.

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9.8	As regards the workforce of the Holding Companies and the Companies of the Matchmind Group, the Sellers hereby state that:
9.8.1	there are no outstanding payments for any item (including those arising from overtime);

9.8.2	there are no workers’ or trade union representatives;

9.8.3	all the obligations required by prevailing legislation as regards their composition have been complied with; and

9.8.4	no worker is entitled to receiving compensation as a result of (i) a change of controlling interest, the termination of an employment contract or dismissal, whatever employment classification they may have, nor are there any golden handshake clauses of any kind other than those set forth prevailing legislation; and/or (ii) there are no post contractual non-competition undertakings.
9.9	All the foreign employees hired by the Holding Companies and the Companies of the Matchmind Group have a valid work permit that is current pursuant to Spanish legislation, thereby allowing them to be legally employed by the Company and/or by its Subsidiaries.

9.10	There are no agreements in employment contracts entered into by the Holding Companies and the Companies of the Matchmind Group involving an increase in remuneration to come into effect after the Agreement is entered into over and above prevailing legislation.

9.11	Apart from what is indicated in Appendix 9.11, neither the Holding Companies nor the Companies of the Matchmind Group have any obligation arising from retirement pensions, early retirement plans, profit sharing, insurance, health care, formal or informal bonuses or any other incentives and compensation for employees or administrators, including stock options.

9.12	Neither the Holding Companies nor the Companies of the Matchmind Group have any outstanding obligations as regards former employees.

9.13	The Holding Companies and the Companies of the Matchmind Group have executed employment contracts by fully complying with the legal and regulatory requirements and in keeping with the purpose of the kind of contract used in each specific case. The clauses on the temporary nature of temporary employment contracts have been properly grounded pursuant to the regulations that apply to each kind of contract. Internship, training and part-time contracts have been executed and performed by duly complying with the requirements on vocational training and internships.

9.14	The Holding Companies and the Companies of the Matchmind Group are not being provided or have been provided with professional or business services, even from interns, that could by their contents ground definitive administrative or court rulings that recognize employment rights for those providing such services or that could give rise to claims being brought against the Holding Companies or Companies of the Matchmind Group on social security or salary matters.

9.15	All the contracting and subcontracting companies, along with Temporary Work Agencies from whom the Holding Companies and the Companies of the Matchmind Group have contracted the

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performance of works or services or have executed placement contracts have fulfilled their obligations pertaining to employment, Social Security and prevention of occupational hazard matters. In this regard, there are no facts in the relationship maintained with such contractors’ or subcontractors’ staff that could eventually give rise to the illegal assignment of workers.
9.16	The Holding Companies and the Companies of the Matchmind Group have complied with and are complying with any regulations regarding contracting from Temporary Work Agencies and, more specifically, all the placement contracts have been executed in the form, cases and circumstances authorized by prevailing legislation.

9.17	Neither the Holding Companies nor the Companies of the Matchmind Group have been penalized for any breach of employment regulations.

9.18	No industrial disputes, strikes or protests affecting the Holding Companies or the Companies of the Matchmind Group have taken place.
10.	INDUSTRIAL PROPERTY RIGHTS

10.1	All trade names, trademarks, patents, designs, domain names, copyrights, inventions, know-how, commercial rights, confidential information and any other kind of industrial and intellectual property rights (the “Intellectual and Industrial Property Rights”) used by the Holding Companies and the Companies of the Matchmind Group belong to them and are duly registered in their name or they are held in accordance with a valid instrument. Their use has not been the subject to a permanent or temporary license or assignment belonging to any third party and no such rights will expire before the three months of this Agreement’s term have elapsed.

10.2	The Holding Companies and the Companies of the Matchmind Group are up-to-date with as regards any payments for any licenses, registration or renewal fees connected with the Intellectual and Industrial Property Rights. All the procedural steps required to ensure and protect any unregistered Intellectual and Industrial Property Rights belonging to the Holding Companies and the Companies of the Matchmind Group have been carefully followed.

10.3	The Holding Companies and the Companies of the Matchmind Group have not breached or are not breaching any Intellectual and Industrial Property Rights belonging to third parties, nor are there any outstanding or imminent claims in this regard.

10.4	As regards the software used during the ordinary course of business, the Holding Companies and the Companies of the Matchmind Group possess the necessary authorizations and licenses to lawfully and validly use such software products in the way and quantities with which they use them.
11.	DATA PROTECTION

11.1	The Holding Companies and the Companies of the Matchmind Group comply with all the regulations and applicable good practices as regards personal data protection, particularly those concerning data communications, orders for processing and security. They have conducted the necessary inspections of their databases containing personal data and maintain suitable security measures for such matters.

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11.2	Neither the Holding Companies nor the Companies of the Matchmind Group have received any claims from people, nor have they been served with summons or been inspected by any public administration concerning the processing of personal data or the fulfillment of such regulations.
12.	THE ENVIRONMENT

12.1	The Holding Companies and the Companies of the Matchmind Group comply with all prevailing regulations concerning the environment and no environmental contingencies exist which, according to such regulations, have led to or may lead to any administrative, court or out-of-court proceedings that could give rise to any kind of liability for such matters.

12.2	The Holding Companies and the Companies of the Matchmind Group hold all the necessary environmental licenses, permits and authorizations in order to perform their activities and have not received notices and are not aware of any reason for which such licenses might be withdrawn, suspended, cancelled or fail to be renewed.
13.	COMPLIANCE WITH THE LAW AND LITIGATION

13.1	The Holding Companies and the Companies of the Matchmind Group have performed their activities in compliance with any of laws and regulations applicable in Spain, as well as in any other country in which they may directly or indirectly be performing their business activities.

13.2	There are no ongoing, pending or potential lawsuits, actions, claims, disputes, court or administrative proceedings, arbitration, written charges, complaints or investigations affecting the Holding Companies or the Companies of the Matchmind Group, apart from those set forth in Appendix 13.2 attached hereto. The Holding Companies and the Companies of the Matchmind Group have brought no claims, nor are there any circumstances which might give rise to such lawsuits, actions, claims, disputes, court or administrative proceedings, arbitration, written charges, complaints or investigations which might affect the Company or the Subsidiaries.

13.3	The Holding Companies or the Companies of the Matchmind Group have not breached any ruling, sentence, court order, arbitration award or any other court, administrative or arbitration ruling. They are likewise not undergoing any inspection or investigation by any governmental, national or local authority or administrative agency.
14.	SUBSIDIES

14.1	The Holding Companies and the Companies of the Matchmind Group have been the beneficiaries of the aid and subsidies appearing on the list in Appendix 14.1 attached hereto.

14.2	The Holding Companies and the Companies of the Matchmind Group have fulfilled all the requirements, conditions and objectives set forth in the resolutions awarding such subsidies and/or public aid.

14.3	Neither the Holding Companies nor the Companies of the Matchmind Group have any obligation to pay back any aid or subsidy received by any person or entity.

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15.	EFFECT OF THE PURCHASE AND SALE OF THE SHARES TRANSFERRED

15.1	The entering into and the performance of this Agreement or any document granted or signed in connection with it:
15.1.1	does not conflict with or give rise to a cause for early termination, constitute a breach or require the consent of any third parties, or release such third parties them from their obligations or grants them entitlement to cancel their obligations under any agreement, contract or obligation to which the Holding Companies or the Companies of the Matchmind Group are a party;

15.1.2	does not give rise to the administrative authorities of any tier of government imposing obligations on the Holding Companies or the Companies of the Matchmind Group; or

15.1.3	will not cause the terms and conditions of any agreement entered into by the Holding Companies or the Companies of the Matchmind Group to become less favorable for them.
16.	INFORMATION AND ABSENCE OF FALSE STATEMENTS

16.1	The information furnished to the Buyer by the Seller and/or by the Holding Companies or the Companies of the Matchmind Group concerning this Agreement, including its Annexes and Appendixes and these Statements and Guaranties, does not contain any false and/or inaccurate statements and does not omit any facts that should have been included or that are necessary so that the Declarations and Guaranties correct or do not lead to an error.

16.2	The information that has been furnished in draft form does not differ from the original information or documents that have been signed.

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     The following appendices to Annex 5.1 of this Agreement, as listed below, are not being filed with this Agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such appendices to Annex 5.1 of this Agreement are immaterial to an investment decision. A copy of any of these omitted appendices will be furnished by Telvent GIT, S.A. to the Commission upon the request of the Commission:
•	Appendix 2.2.1;

•	Appendix 2.4.1;

•	Appendix 2.4.2;

•	Appendix 3.1;

•	Appendix 3.6.2;

•	Appendix 4.1.2;

•	Appendix 5.1.3;

•	Appendix 5.1.4;

•	Appendix 5.1.5;

•	Appendix 5.1.8;

•	Appendix 6.1;

•	Appendix 9.7;

•	Appendix 9.11;

•	Appendix 13.2; and

•	Appendix 14.1.

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ANNEX 6.1
BUYER’S STATEMENTS AND GUARANTIES
Telvent makes the statements and guaranties set forth below to the Sellers:
1.	CAPACITY OF BUYER

1.1	The Buyer has the full legal capacity to act and to enter into this Agreement and to fulfill its obligations under it. Such capacity is not limited by any legal provisions, court decisions, arbitration awards or agreements.

1.2	The Buyer has performed all the actions and has obtained all the authorizations, permits, agreements or approvals necessary to enter into and perform this Agreement and to acquire the ownership over the Shares. No further agreements, authorizations or permits for such a purpose are required by the Buyer. The entering into and the performance of this Agreement by the Buyer does not breach any rules, undertakings or agreements adopted or entered into by the Buyer.
2.	TELVENT’S UNDERTAKINGS

2.1	The Buyer will hold the Sellers harmless from any damages which might arise for them that could result from the corporate operations set forth to in Clauses 3.1.1 and 3.1.2 of the Framework Agreement.

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ANNEX 7.8
     Annex 7.8 (Unavailable Deposit Models) is not being filed with this Agreement. Pursuant to Item 601(b)(2) of Regulation S-K, Annex 7.8 of this Agreement is immaterial to an investment decision. A copy of this omitted annex will be furnished by Telvent GIT, S.A. to the Commission upon the request of the Commission.

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